Exhibit 10.1

Amended and Restated Intercompany Services Agreement

This amended and restated intercompany services agreement (this “Agreement”) is effective as of the 1st day of April, 2022 (the “Effective Date”) by and among Agenus Inc., a Delaware corporation (“Agenus”), and MiNK Therapeutics, Inc., a Delaware corporation and a majority owned subsidiary of Agenus ( “MiNK”).  Agenus and MiNK may also be referred to below collectively as the “Parties” and each individually as a “Party.”

WHEREAS, Agenus and MiNK entered into the Intercompany General & Administrative Services Agreement on September 10, 2021 (the “Existing Intercompany Agreement”); and

WHEREAS, Agenus and MiNK wish to amend and restate the Existing Intercompany Agreement to reflect changes in the manner in which the Parties provide services to one another and account for such services to better serve the interests of both Parties.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.         DEFINITIONS

1.1.“Affiliate” means any corporation, firm, partnership or other entity, which controls, is controlled by or is under common control with a Party.  As used in this Agreement, “control” means direct or indirect ownership of fifty percent (50%) or more of the outstanding stock or other voting rights entitled to elect directors thereof or the ability to otherwise control the management of the corporation, firm, partnership or other entity.

1.2.“Agenus G&A Services” means the general and administrative services set forth in Exhibit A, which may be amended by the Review Committee from time to time.

1.3.“Agenus Indemnitees” has the meaning as set forth in Section 11.2.

1.4.“Agenus Insurance Policy” has the definition as set forth in Section 5.1.

1.5. An “Approved Third Party” has the definition as set forth in Section 2.2.

1.6.“Blended FTE Rate” means the averaged Cost for an FTE assigned for a project or other work-related responsibilities and includes employee salaries and employee-specific benefits.

1.7.“Claim” has the meaning as set forth in Section 11.1.

1.8.“Confidential Information” has the meaning as set forth in Section 9.1.

1.9.“Costs” means costs directly associated with the Services, but excluding indirect costs such as overhead, administrative expense, or profit.

1.10.“Disclosing Party” has the meaning as set forth in Section 9.1.

Exhibit 10.1

1.11.“Facilities” has the meaning set forth in Section 4.1.

1.12.“FTE” means the equivalent of a full-time individual’s work, currently two thousand and eighty (2,080) hours per year for a twelve (12) month period.

1.13.“G&A Service” means and Agenus G&A Service or a Shared G&A Service.

1.14.“Indemnified Party” has the meaning as set forth in Section 11.3(a).

1.15.“Intellectual Property” refers to proprietary methods, discoveries, inventions (whether or not patentable), patents, trade secrets, copyrights, trademarks, service marks, trade dress, compositions, products, procedures, know-how, data, reports, programs, processes, protocols, written or electronic writings, illustrations, images, and any other form of proprietary rights.

1.16. “Intercompany IP Agreement” shall have the meaning set forth in Section 8.1.

1.17.“Joint IP” has the meaning set forth in Section 8.3(b).

1.18.“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any governmental body.

1.19.“Losses” has the meaning as set forth in Section 11.1.

1.20.“MiNK Indemnitees” has the meaning as set forth in Section 11.1.

1.21.“Out of Scope Invention” has the meaning set forth in Section 8.3(d).

1.22.“Pass-Through Costs” means a cost to which no element of overhead, administrative expense, or profit is added.

1.23.“Performing Party” means the Party performing services on behalf of the other   Party.

1.24.“Performing Party IP” has the meaning set forth in Section 8.3(c).

1.25.“Pre-Existing Intellectual Property” has the definition set forth in Section 8.2.

1.26.“Quality Agreement” shall mean the Quality Agreement by and between Agenus and MiNK, if any, which will be attached hereto as an Exhibit.

1.27.“R&D Services” means the research and development services set forth in Exhibit C, which may be amended by the Review Committee from time to time.

1.28.“Receiving Party” or “Recipient” has the definition as set forth in Section 9.1.

Exhibit 10.1

1.29.“Requesting Party” means the Party that is the recipient of Services under this Agreement.

1.30.“Requesting Party IP” has the definition set forth in Section 8.3(a).

1.31.“Representative” has the definition set forth in Section 3.1.

1.32.“Review Committee” has the definition set forth in Section 3.1.

1.33.“Schedules” means the written schedules agreed upon by the Parties, in the form set forth in Exhibit A (Agenus G&A Services), Exhibit B (Shared G&A Services), and Exhibit C (R&D Services).

1.34.“Service Period” means, with respect to any Service, the period commencing on the Effective Date and ending on the earlier of (i) the date the Requesting Party terminates the provision of such Service pursuant to Section 2.3(b), and (ii) the termination date specified with respect to such Service on the Exhibit C.

1.35.“Services” means the Agenus G&A Services, the Shared G&A Services, and the R&D Services.

1.36.“Shared G&A Services” means the general and administrative services set forth in Exhibit B, which may be amended by the Review Committee from time to time.

1.37.“Significant Expense” means an expense that is $10,000 or greater.

1.38.“Third Party” means a party that is not Agenus, MiNK, or an Affiliate of Agenus or MiNK.

2.	SERVICES

2.1.Services to be provided.

a.

Agenus G&A Services.  Subject to the terms and conditions of this Agreement, and on a cost allocation agreed upon in writing and reviewed on quarterly basis or following personnel change of 10% or more by either Party, Agenus, directly or through a wholly-owned Affiliate or an Approved Third Party, shall use commercially reasonable efforts to provide, or cause to be provided, the Agenus G&A Services, to MiNK and MiNK Affiliates.

b.

Shared G&A Services.  Subject to the terms and conditions of this Agreement, each Party, directly or through a wholly-owned Affiliate or Approved Third Party, shall use commercially reasonable efforts to provide, or cause to be provided, the Shared G&A Services, to the other Party and its Affiliates.  Neither Party shall compensate the other Party for its Costs associated with the performance of the Shared G&A Services, provided that each Party provides Shared G&A Services to the other Party in a manner that is roughly

Exhibit 10.1

proportional in scope and volume to the Shared G&A Services it receives.  If requested by either Party, the allocation and utilization of Shared Services provided in either direction for a particular period of time will be evaluated by the Review Committee.

c.

R&D Services.  Subject to the terms and conditions of this Agreement, pursuant to a written, agreed upon schedule to be reviewed on quarterly basis, (i) Agenus, directly or through a wholly-owned Affiliate or Approved Third Party, shall use commercially reasonable efforts to provide, or cause to be provided, the R&D Services for the applicable Service Period to MiNK and MiNK Affiliates, and (ii) MiNK, directly or through a wholly-owned Affiliate or Approved Third Party, shall use commercially reasonable efforts to provide, or cause to be provided, the R&D Services for the applicable Service Period to Agenus and Agenus Affiliates. R&D Services will be allocated on a percentage of FTE basis calculated on a Blended FTE Rate as set forth on Exhibit C, which shall be reviewed and approved by the Review Committee on a quarterly basis.

2.2.Cooperation.  The Requesting Party shall make available on a timely basis to the Performing Party all information and materials reasonably requested to enable the Performing Party to provide the Services.  The Performing Party may only subcontract the performance of the Services to a Third Party based upon a detailed cost estimate and with the prior written consent of the Requesting Party, such written consent to not be unreasonably withheld, (an “Approved Third Party”).  An Affiliate may perform Services on behalf of the Performing Party provided such Affiliate is a wholly-owned entity of the Performing Company.

2.3.Modification of Services.

a.	Reduction or Termination of Services.
i.

Either Party may terminate Services from the Schedules by providing thirty (30) days’ prior written notice.   The Requesting Party shall be responsible for (a) all reasonable internal and out-of-pocket costs for any wind-down activities for Services that reasonably require a wind-down period due to the nature of such Services or as required by applicable Law; and (b) all reasonable, future non-cancelable obligations incurred by the Performing Party prior to the receipt of the notice (it being understood that any such obligation that constitutes a Significant Expense shall require pre-approval by the Requesting Party prior to its incurrence).

b.

Transition of a G&A Service to a Shared G&A Service.  Upon the hiring by MiNK or a MiNK Affiliate of a FTE, Part-Time Employee or consultant to perform a G&A Service which is or has been performed by Agenus as an Agenus G&A Service, MiNK shall provide timely notice (within 5 business days) and it will be presumed that such G&A Service will be removed as an Agenus G&A Service and added as a Shared G&A Service for which no cost will be attributed.

Exhibit 10.1

Thereafter, the Parties shall in good faith determine if any additional allocation of the relevant area of G&A Services are appropriate, and, if so, use commercially reasonable efforts to divide the performance of the G&A Service for the benefit of both Parties. The Parties shall on a quarterly basis review Exhibits A and B and amend as necessary to reflect the transition of an Agenus G&A Service to a Shared G&A Service.

c.

Modification of R&D Services.  If the Requesting Party wishes to materially increase the volume or quantity of R&D Services performed by the Performing Party, including requesting services not previously provided by the Performing Party, or otherwise modify an R&D Service, the Requesting Party shall provide written notice to the other Party’s Representative in writing and the request will be considered by the Parties at the next meeting of the Review Committee. The Performing Party shall in good faith consider the request to modify, increase, or add services; provided that, the decision to provide or not provide such services shall remain in Performing Party’s sole discretion. If the Performing Party agrees to provide the requested additional or increased services, the Parties shall in good faith negotiate the terms of an amended Exhibit C that shall describe the work to be performed, number and percent allocation of FTEs, Blended FTE rate, and anticipated Service Period and other terms applicable to such additional or increased services. Each such amended Exhibit C shall be agreed to in writing by the Parties and shall be deemed part of this Agreement as of the date of such agreed-upon amendment, and thereafter the additional or increased services set forth therein shall be deemed “R&D Services” under this Agreement.

d.	Staffing Changes.
i.

Unless otherwise expressly required in the Schedules, the Performing Party will not have any obligation to fill a position vacated by an individual who is employed or otherwise engaged by it to perform a Service upon the termination of the individual’s employment with the Performing Party or wholly-owned Affiliate of the Performing Party, as the case may be, for whatever reason. The Parties will use best efforts to identify a replacement resource who can adequately perform the Service pursuant to Section 2.4.  Notwithstanding the foregoing, if the employee is a MiNK terminated employee who performed a Shared G&A Service, MiNK may elect for the Shared G&A Service to transition to an Agenus G&A Service if MiNK does not intend to replace or otherwise cover responsibilities of the departed employee.

ii.

The Performing Party may determine, in its full discretion, the personnel assigned to provide Services, each of whom shall have the requisite skill and expertise to provide such Services; provided, that if the Requesting Party, following discussions with the Performing Party, reasonably requests the Performing Party to assign a given employee to perform the Services or to remove and/or replace any such personnel from their roles in respect of the Services provided by the Performing Party, the

Exhibit 10.1

Performing Party shall consider such request in good faith, provided that, the decision to assign, remove or replace any personnel shall remain in the Performing Party’s sole discretion.

2.4.Standard of Performance.

a.	The Performing Party will perform all Services in compliance with all applicable Laws.
b.

If a Quality Agreement is entered into between the Parties to support the provision of any manufacturing or R&D Service, it shall apply solely to the extent such R&D Service relates to quality assurance matters and such Service is expressly designated as being within the subject matter of the Quality Agreement. In the event of any conflict or inconsistency between the Quality Agreement and this Agreement, the terms of this Agreement shall prevail, except with respect to any aspect of any Service that is solely related to a quality assurance issue, with respect to which aspect the Quality Agreement shall control.

3.Review Committee.

3.1.General.  The Parties shall establish a committee comprised of the Chief Executive Officer or his or her designee, and representatives from finance and legal at both Agenus and MiNK (each a “Representative”) to meet quarterly and as reasonably requested by either Party to discuss matters relating to the Services (the “Review Committee”).

3.2.Responsibilities of the Review Committee.  Without limiting the foregoing, the Review Committee shall perform the following functions and be responsible for the following key decisions:

a.

Develop a rolling one (1) year forecast for Costs for Agenus G&A Services, and assess, on a quarterly basis, if it appears actual Costs differed from forecasted Costs by more than a 10% variance. To the extent there was such a variance, the Review Committee will agree in good faith to an appropriate additional cost allocation;

b.

Assess and evaluate, on a quarterly basis, the relevant Exhibits setting forth anticipated R&D Services and related costs, and percent FTE allocation for such Services, expected new Services, or modifications to the Services with relevant Blended FTE rates and other cost allocations;

c.	Review headcount changes to the extent that such changes impact Agenus G&A percent allocation to MiNK;
d.	For R&D Services that continue for more than one year in duration, assess the percent allocation and Blended FTE Rate on a yearly basis and

Exhibit 10.1

determine a new blended rate, as necessary, to reflect increases in the Performing Party’s Costs;
e.	Review and allocate costs for Facilities, and any improvements to the Facilities for the primary or exclusive benefit of MiNK;
f.	Review and approve known or anticipated Pass-Through Costs, including Insurance;
g.	Review and approve known or anticipated Significant Expenses;
h.	Review and approve known or anticipated changes in staffing, including any staff training and performance issues; and
i.	Review and approve such other matters that arise related to this Agreement or the performance of Services hereunder.
4.	FACILITIES

4.1.Facilities.  MiNK and MiNK’s Affiliates will be permitted to use Agenus’ business offices and laboratory space (“Facilities”) and equipment, subject to applicable Agenus’ policies and procedures, and provided in all cases that (a) such use does not unreasonably interfere with Agenus’s and its Affiliates’ business operations; and (b) MiNK and MiNK Affiliates contribute a proportionate payment (calculated based on space used by MiNK personnel) for the use of Agenus’ Facilities and equipment.  The Parties will allocate payment for such proportionate use in accordance with Section 6.2.

4.2.Facility Improvements.  In the event that an improvement is made to Agenus’s business offices, laboratory space, and/or and equipment and such improvement is primarily intended for the benefit of MiNK, the Parties shall negotiate in good faith compensation to be made by MiNK for such improvement that takes into consideration the short term and long term benefits of the improvement to both Parties.

5.	INSURANCE AND OTHER PASS-THROUGH CHARGES

5.1.Insurance Coverage.  Agenus provides and agrees to continue to provide insurance coverage through the Agenus insurance policies listed in Exhibit D, or policies with substantially similar coverage (the “Agenus Insurance Policies”), to MiNK and MiNK’s Affiliates, provided (i) that MiNK and MiNK’s Affiliates continue to qualify as named insureds under the Agenus Insurance Policies, (ii) that the scope of insurance coverage for Agenus and Agenus Affiliates under the Agenus Insurance Policies is not adversely impacted by including MiNK and MiNK’s Affiliates as named insureds on the Agenus Insurance Policies, and (iii) the Agenus Insurance Policies are treated as Pass-Through Costs subject to Section 5.4.

5.2.Insurance Communications.  Agenus shall promptly provide MiNK with communications received from the insurance broker and insurers relating to the Agenus Insurance Policies to the extent such communications are pertinent to the insurance coverage provided to MiNK.  Agenus shall provide MiNK with copies of any Agenus Insurance Policies upon request.

Exhibit 10.1

Agenus shall promptly notify MiNK in writing but in any event shall notify MiNK within two (2) business days if it receives notification (a) that MiNK and/or a MiNK Affiliate will no longer qualify or does no longer qualify as named insureds on any of the Agenus Insurance Policies or (b) if there will be, or are, material changes in Agenus Insurance Policies, including any material change in scope of coverage or cost.

5.3.Termination of Insurance.

a.

In the event that MiNK and MiNK Affiliates no longer wish to be named insureds on one or more Agenus Insurance Policies, MiNK shall notify Agenus in writing at least sixty (60) days prior to the next upcoming renewal or during the termination period set forth in Exhibit D.

b.

Agenus may remove MiNK and MiNK Affiliates as named insureds on any of the Agenus Insurance Policies by giving MiNK sixty (60) days prior written notice.  In the event that Agenus removes MiNK and MiNK Affiliates as named insureds prior to the end of a paid-up coverage period for an Agenus Insurance Policy, Agenus shall reimburse MiNK on a pro rata basis for costs paid for coverage through the end of such coverage period.

5.4.Pass-Through Costs.  If the Performing Party agrees to provide the Requesting Party with a product, service, insurance, license, or subscription obtained through a Third Party, the Costs of such product, service, insurance, license or subsection that are to be paid by the Requesting Party shall be limited to Pass-Through Costs.  Moreover, if both Parties enjoy the benefit of such product, service, insurance, license, or subscription made available through a Third Party, each Party shall pay an amount proportionate to its use.  Payment for Pass-Through Costs shall be made on a quarterly basis as set forth in Section 6.2.

5.5.Significant Expense.  Agenus shall provide an anticipated budget and any back up documentation requested by MiNK, and MiNK shall provide written consent prior to incurring a Significant Expense on behalf of MiNK and MiNK Affiliates, with the exception of the following which shall not require prior written consent from MiNK: (a) Costs for Agenus G&A Services provided that such Costs are consistent with the rolling forecast in the form reviewed and approved at the prior Review Committee meeting, (b) Costs for R&D Services to the extent that the costs are consistent with those set forth in Exhibit C, (c) Costs for Facilities pursuant to Section 5.1, and (d) Agenus Insurance Policies pursuant to Section 5.1.  To the extent actual costs materially differ from approved budget for a Significant Expense, Agenus shall provide an explanation and documentation, and MiNK shall cover any and all reasonable additional costs.

Exhibit 10.1

Any disputes regarding deviations from anticipated budget(s) shall be reviewed and approved by the Review Committee.

6.	CONSIDERATION FOR SERVICES; TAXES

6.1.Determination of Fees for Services.

a.

Agenus G&A Services Fees.  As consideration for the Agenus G&A Services provided to MiNK and MiNK Affiliates, MiNK shall compensate Agenus for an amount equal to 10% of Agenus’s Costs to provide the Agenus G&A Services to MiNK and MiNK’s Affiliates as set for on Exhibit A, as amended from time to time by the Review Committee.  On a yearly basis or as necessary based on significant changes in staffing at Agenus or MiNK or the Parties’ Affiliates, the Review Committee shall evaluate the payment rate set forth in this Section 6.1(a) to ensure it accurately reflects the proportion of Agenus G&A Services benefiting MiNK and MiNK’s Affiliates.

b.

R&D Services Fees.  As consideration for the R&D Services, the Requesting Party shall compensate the Performing Party consistent with the amounts, allocations, Blended FTE rates and applicable Pass-Through Costs as set forth in Exhibit C, as amended from time to time by the Review Committee.

6.2.Payment Timing and Method.  At the end of each quarter, the Parties will collaborate and use commercially reasonable efforts to determine a single net payment owed by one Party to the other Party for Costs and any amounts owed under this Agreement.  The Party entitled to the net payment may elect to make the payment in United States dollars, equity, or a combination of both; however, the Parties will seek to agree in good faith to the optimal form of payment in light of the needs of both Parties.

6.3.Taxes.  Any taxes assessed on the provision of Services hereunder shall be payable by the Requesting Party to the extent such taxes are customarily borne or passed through to the recipient of such Services.

7.	LICENSE GRANTS

7.1.License from the Requesting Party.  The Requesting Party hereby grants to the Performing Party a non-exclusive, non-transferrable, non-sublicensable, worldwide, royalty-free license (or sublicense, as applicable), under all of the Requesting Party’s intellectual property rights, to practice any and all technologies owned or controlled by the Requesting Party and its Affiliates, solely to the extent such use is required in order to perform the Services.

7.2.No Additional Rights.  Except as expressly set forth in the preceding clause, nothing in this Agreement shall be deemed to grant Agenus any ownership or other rights in or to any products or technologies owned or controlled or developed or otherwise obtained by or on behalf of MiNK as of the Effective Date or thereafter, nor to any intellectual property and other proprietary rights therein, all of which shall remain solely and exclusively owned by the MiNK, and nothing in this Agreement shall be deemed to grant MiNK any ownership or other rights in or to any products or technologies owned or controlled or developed or otherwise obtained by or on

Exhibit 10.1

behalf of Agenus as of the Effective Date or thereafter, nor to any intellectual property and other proprietary rights therein, all of which shall remain solely and exclusively owned by the Agenus.

8.	OWNERSHIP OF PROPRIETARY PROPERTY

8.1.Intellectual Property Assignment and License Agreement; Joint Research Agreement.

a.

The terms of this Agreement shall not be interpreted to supersede and replace those of the of the Intellectual Property Assignment and License Agreement between Agenus and MiNK dated September 10, 2021 (the “Intercompany IP Agreement”), except in instances where the terms conflict, in which case the terms of this Agreement shall prevail, or except as expressly set forth in this Agreement.

b.	This Agreement shall be deemed a Joint Research Agreement for the purposes of 35 USC 102 and 103.

8.2.Background Intellectual Property.  Neither Party will, as a result of this Agreement, acquire any right, title, or interest in any Intellectual Property that the other party owned or controlled as of the Effective Date of this Agreement, or that the other Party obtains ownership or control of separate and apart from the performance of this Agreement (each party’s “Pre-Existing Intellectual Property”).  The licenses and assignments granted in the Intercompany IP Agreement shall be deemed Pre-Existing Intellectual Property.

8.3.Arising Intellectual Property.  The terms of this Section 8.3 shall be interpreted to supersede and replace Section 6.2.1 of the Intercompany IP Agreement.

a.

Requesting Party IP.  The Requesting Party shall own all right, title, and interest in and to any and all Intellectual Property, data, and other work product, including without limitation all improvements to Requesting Party’s technology that the Performing Party conceives, invents, reduces to practice, develops or makes, solely or jointly with the Requesting Party or others, in the course of performance of this Agreement or as a result of use of the Requesting Party’s Confidential Information, provided that such Intellectual Property is separable from and does not incorporate or otherwise rely on the Performing Party’s proprietary technology, materials, or know-how (the “Requesting Party IP”).  The Performing Party hereby assigns all of its right, title and interest in such Requesting Party IP to the Requesting Party.  The Performing Party shall execute, and shall require its personnel involved in the performance of the Services to execute, any documents required to confirm or perfect Requesting Party’s ownership of the Requesting Party IP, and any documents required to

Exhibit 10.1

apply for, maintain and enforce any patents or other rights in the Requesting Party IP.  Upon request and at Requesting Party’s reasonable expense, the Performing Party shall assist the Requesting Party as may be reasonably necessary to apply for, maintain and enforce any patents or other rights in the Requesting Party IP.

b.

Joint IP.  The Performing Party and Requesting Party shall jointly own all right, title, and interest in and to any and all Intellectual Property, data, and other work product, that the Performing Party conceives, invents, reduces to practice, develops or makes, solely or jointly with the Requesting Party or others, in the course of performance of this Agreement, that incorporates or otherwise relies on both the Performing Party’s and Requesting Party’s proprietary technology, materials, or know-how (the “Joint IP”). The Parties agree to negotiate in good faith any future licenses that may be sought or required for either Party to practice or rely upon Joint IP. Notwithstanding the foregoing, the Parties agree that the Performing Party shall not incorporate or rely on its proprietary information, technology, materials, or know-how in the performance of Services in such a manner that may lead to the creation of Joint IP without the prior written consent of the Requesting Party.  Any requested proprietary biological material for use with the other Party’s proprietary material in the Services will only be subject to the terms of the Intercompany IP Agreement and will require execution of a material transfer agreement or clinical collaboration agreement, depending on the nature of the activities, prior to such Services.

c.

Performing Party IP.  The Performing Party shall own all right, title, and interest in and to any and all Intellectual Property, data, and other work product that the Performing Party conceives, invents, reduces to practice, develops or makes, solely in the course of performance of this Agreement, provided that such Intellectual Property does not relate to any composition, product or method within the Requesting Party’s technology or otherwise incorporate or rely on the Requesting Party’s Confidential Information (the “Performing Party IP").  The Requesting Party hereby assigns all of its right, title and interest in such Performing Party IP to the Performing Party.  The Requesting Party shall execute, and shall require its personnel involved in the performance of the Services to execute, any documents required to confirm or perfect Performing Party’s ownership of the Performing Party IP, and any documents required to apply for, maintain and enforce any patents or other rights in the Performing Party IP.  Upon request and at Performing Party’s reasonable expense, the Requesting Party shall assist the Performing Party as may be reasonably necessary to apply for, maintain and enforce any patents or other rights in the Performing Party IP.  The Performing Party hereby grants a perpetual, non-exclusive, royalty-free license to the Requesting Party, under the Performing Party IP to the extent necessary for the Requesting Party (and

Exhibit 10.1

its Affiliates and sublicenses) to fully utilize and benefit from the Services performed, including full enjoyment of resulting work product.
d.

Out of Scope Inventions. It is acknowledged that each Party will have access to the other Party’s Confidential Information due to the relationship of the Parties and shared facilities. While the Parties share facilities pursuant to the Agreement and for three years thereafter, if a Party utilizes such Confidential Information and does so in breach of Section 9.2 of this Agreement, and in so doing conceives, develops, makes, or reduces to practice any discovery or invention (“Out of Scope Invention”), each of the Parties hereto acknowledge, understand and agree that the damages for such a material breach of this Agreement would be difficult to ascertain, and each of the Parties hereby agrees to the following:

The Party making the Out of Scope Invention shall promptly disclose it in writing to the other Party. The disclosing Party hereby waives any rights of ownership to any such Out of Scope Invention and any intellectual property rights therein, and the other Party may use all such rights, results and information for any and all purposes to the extent consistent with this Agreement and the Intercompany IP Agreement. The disclosing Party understands and agrees that any Out of Scope Invention may be used by the other Party to file and support its patent applications or in preparing regulatory filings, without additional compensation to the disclosing Party.

9.	CONFIDENTIALITY

9.1.Confidential Information. The Parties acknowledge that as a result of this Agreement, each Party to this Agreement, may directly or indirectly through its representatives (in such case, the "Disclosing Party") disclose certain confidential, proprietary and/or trade secret information of the Disclosing Party (or a Third Party) to the other Party or its representatives (in such case, the "Recipient" or “Receiving Party”), during the course of performance of Services under this Agreement, and that each Party may have access to the other Party’s (or a Third Party’s) confidential, proprietary and/or trade secret information as a result of the Services and shared Facilities.  The parties hereby agree to protect in accordance with the terms of this Section 9.1 any and all such confidential, proprietary and/or trade secret information disclosed by the Disclosing Party to the Recipient or to which the Recipient may have access by virtue of the nature of the Services and sharing of Facilities.  For purposes of this Agreement, the term “Confidential Information” means any technical or business information furnished by a Disclosing Party to a Receiving Party, including information developed by a Performing Party in the course of performing the Services, regardless of whether such Confidential Information is in oral, electronic or written form.  Such Confidential Information may include, without limitation, trade secrets, know-how, inventions, technical data or specifications, testing methods, business or

Exhibit 10.1

financial information, research and development activities, product and marketing plans, and customer and supplier information.

9.2.Obligations of Nondisclosure and Nonuse.  The Receiving Party shall: (a) maintain all Confidential Information in strict confidence; (b) use all Confidential Information solely for the purpose of the Services and the performance activities in accordance with the terms of this Agreement; and (c) reproduce the Confidential Information only to the extent necessary for providing the Services as requested by the Requesting Party, with all such reproductions being considered Confidential Information. Except as otherwise expressly permitted within this Section 9.2 or elsewhere in this Agreement, each party shall keep the other party’s Confidential Information confidential and shall not at any time disclose or otherwise make known or available to any Third Party, without the express prior written consent of the other party.  Each party shall utilize reasonable procedures to safeguard the other party’s Confidential Information, including without limitation releasing Confidential Information only on a "need-to-know" basis to its subsidiaries and Affiliates and its and their employees, contractors, vendors, representatives and agents who are obligated to comply with the confidentiality and non-use obligations set forth in this Article 9, and to limit the use of Confidential Information for the sole purpose of performance under and otherwise in accordance with the terms of this Agreement.

9.3.Exceptions.  The obligations of the Disclosing Party under this Article 9 shall not apply to Confidential Information to the extent that the Recipient can demonstrate that such information:

a.	was in the public domain prior to the time of its disclosure or development hereunder;
b.	entered the public domain after the time of its disclosure or development hereunder through means other than an act or omission by Recipient;
c.	was independently developed by Recipient as evidenced by contemporaneous records; or
d.	is or was disclosed to the Recipient without restriction, by a Third Party having no obligation of confidentiality with respect to such Confidential Information.

9.4.Required Disclosures.  The receiving Party may disclose Confidential Information to the extent necessary to comply with applicable laws or regulations, or with a court or administrative order, provided that the disclosing Party receives prompt prior written notice of such disclosure and that the receiving Party takes all reasonable and lawful actions to obtain confidential treatment for such disclosure and, if possible, to minimize the extent of such disclosure.

9.5.Return of Confidential Information.  Upon the termination of this Agreement, or any time at the request of either Party, the Receiving Party shall return to the disclosing Party all originals, copies, and summaries of documents, materials, and other tangible manifestations of Confidential Information in the possession or control of the Receiving Party, except that an

Exhibit 10.1

electronic copy of any Confidential Material may be maintained solely for compliance purposes as part of the Receiving Party’s document retention policy or practice.

10.	REPRESENTATIONS, WARRANTIES, AND COVENANTS

10.1.Mutual Representations and Warranties.  Each Party hereby represents, warrants, or covenants, as applicable, to the other Party as follows, as of the Effective Date:

a.

Authority and Binding Agreement; Existence. (i) It has taken all necessary corporate action on its part required to authorize the execution and delivery of the Agreement and the performance of its obligations hereunder; and (ii) it is a company or corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated.

b.

No Conflicts. The execution, delivery, and performance of this Agreement by it does not (i) conflict with any agreement, instrument, or understanding, oral or written, to which it is a party and by which it may be bound or (ii) violate any applicable Law.

c.

Litigation.  There is no action or proceeding pending or, to the knowledge of such Party, threatened, that could reasonably be expected to impair or delay the ability of such Party to perform its obligations under this Agreement.

d.

No Adverse Proceedings.  Except as otherwise notified to the other Party in writing as of the Effective Date, there is not pending or, to the knowledge of such Party, threatened, against such Party, any claim, suit, action or governmental proceeding that would, if adversely determined, materially impair the ability of such Party to perform its obligations under this Agreement.

e.

No Debarment.  Neither such Party, nor any Affiliate of such Party, has been debarred by any regulatory authority, including under Section 306 of the FD&C Act, is under investigation for debarment action by any regulatory authority, has been disqualified as an investigator pursuant to Section 306 of the FD&C Act (or similar applicable Law outside of the U.S.), has a disqualification hearing pending, or is currently employing or using any person that has been so debarred or disqualified by any regulatory authority to perform any of such Party’s obligations under this Agreement.

f.	Compliance with applicable Law. In the performance of this Agreement, and the exercise of any rights obtained hereunder, such Party will comply

Exhibit 10.1

with and will cause its Affiliates to materially comply with, all applicable Laws now or hereafter in effect.
g.

Accounting.  All Costs under the Agreement shall be properly and accurately recorded in all material respects in the books and records and that each document upon which entries in such books and records are based is complete and accurate in all material respects.

10.2. DISCLAIMER OF WARRANTY.  EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, ARE MADE OR GIVEN BY OR ON BEHALF OF A PARTY. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, ALL IMPLIED REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED.

11.	INDEMNIFICATION; LIMITATION OF LIABILITY

11.1.Agenus Indemnification. Agenus shall indemnify, defend and hold MiNK, its Affiliates, and its and their respective agents, directors, officers, and employees (the “MiNK Indemnitees”) harmless from and against any and all losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses) (collectively “Losses”) arising in connection with any and all charges, complaints, actions, suits, proceedings, hearings, investigations, claims, demands, judgments, orders, decrees, stipulations, or injunctions by a Third Party (each, a “Claim”) to the extent resulting or otherwise arising from (a) the negligence or intentional misconduct of Agenus, any Agenus Indemnitee or any sublicensee of Agenus conducting activities on behalf of Agenus under this Agreement; and (b) any breach by Agenus of any provision of this Agreement; but excluding, in each case (a) and (b), any such Losses to the extent MiNK is obligated to indemnify the Agenus Indemnitees pursuant to Section 11.2.

11.2. MiNK Indemnification.  MiNK shall indemnify, defend and hold Agenus, its Affiliates, and its and their respective agents, directors, officers, and employees (the “Agenus Indemnitees”) harmless from and against any and all Losses arising in connection with any and all Claims to the extent resulting or otherwise arising from (a) the negligence or intentional misconduct of MiNK, any MiNK Indemnitee or any sublicensee of MiNK conducting activities on behalf of MiNK under this Agreement; (and b) any breach by MiNK of any provision of this Agreement; but excluding, in each case (a) and (b), any such Losses to the extent Agenus is obligated to indemnify the MiNK Indemnitees pursuant to Section 11.1.

11.3.Indemnification Procedure.

a.

General. A Party believing that it or any other MiNK Indemnitee or Agenus Indemnitee, as applicable, is entitled to indemnification under, as applicable, Section 11.1 or Section 11.2 (an “Indemnified Party”) will give

Exhibit 10.1

prompt written notification to the other Party (the “Indemnifying Party”) of the commencement of any Claim for which indemnification may be sought or, if earlier, upon the assertion of any such Claim (it being understood and agreed, however, that the failure by an Indemnified Party to give notice of a Claim as provided in this Section will not relieve the Indemnifying Party of its indemnification obligation under this Agreement, except and only to the extent that, such Indemnifying Party is actually materially prejudiced as a result of such failure to give notice). Within thirty (30) days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Claim with counsel reasonably satisfactory to the Indemnified Party; provided that if a Party believes that a Claim presented to it for indemnification is one as to which the Party seeking indemnification is not entitled to indemnification under, as applicable, Section 11.1 or Section 11.2, then it will so notify the Party seeking indemnification and shall not be so entitled to assume the defense of such Claim.

b.

Defense. If the Indemnifying Party elects to assume the defense of such Claim, the Indemnified Party and any other MiNK Indemnitee or Agenus Indemnitee, as applicable, may participate in such defense at its own expense; provided that if the Indemnified Party reasonably concludes, based on advice from counsel, that the Indemnifying Party and the Indemnified Party or any other MiNK Indemnitee or Agenus Indemnitee, as applicable, have conflicting interests with respect to such Claim under applicable Law or ethical rules, then the Indemnifying Party will be responsible for the reasonable fees and expenses of counsel to the Indemnified Party or any other MiNK Indemnitee or Agenus Indemnitee, as applicable, solely in connection therewith.

c.

Cooperation. The Indemnifying Party will keep the Indemnified Party advised of the status of such Claim and the defense thereof and will consider recommendations made by the Indemnified Party with respect thereto. The Indemnified Party shall, and shall cause any other MiNK Indemnitee or Agenus Indemnitee, as applicable, to reasonably cooperate with the Indemnifying Party in its defense of any Claim for which the Indemnifying Party has assumed the defense.

d.

Settlement. The Indemnified Party will not, and will cause any other MiNK Indemnitee or Agenus Indemnitee, as applicable, not to, agree to any settlement of such Claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably conditioned, withheld or delayed.   The Indemnifying Party will not agree to any settlement of such Claim or consent to any judgment in respect thereof that does not include a complete and unconditional release of the Indemnified Party and any other MiNK Indemnitee or Agenus Indemnitee, as applicable, from all liability with respect thereto or that imposes any

Exhibit 10.1

liability or obligation on the Indemnified Party or any other MiNK Indemnitee or Agenus Indemnitee, as applicable, or adversely affects the Indemnified Party or any other MiNK Indemnitee or Agenus Indemnitee, as applicable, in each case, without the prior written consent of the Indemnified Party, which consent will not be unreasonably conditioned, withheld or delayed.

12.	TERMINATION

12.1.Term.  Unless otherwise terminated in accordance with the terms of this Agreement or by mutual consent, the term of this Agreement is perpetual.

12.2.Termination.  Either Party may terminate this Agreement for any or no reason upon sixty (60) days’ prior written notice to the other Party.  The Parties agree to provide reasonable and timely cooperation upon any termination to ensure a smooth transition of Services to a new provider or the other Party, at their discretion.  Any outstanding costs at time of termination will be allocated consistent with Section 6.

12.3.Facilities Lease Option at Termination.  In the event that Agenus provides termination notice to MiNK pursuant to Section 12.2, MiNK shall have the option to enter into a lease with Agenus to rent the space MiNK occupies at the time the termination notice is received, such rent to be consistent with the determination of Costs set forth in this Agreement.  If MiNK wishes to exercise its option to enter into a lease agreement with Agenus, it shall provide written notice to Agenus within thirty (30) days of receipt of Agenus’s termination notice and the Parties shall enter into good faith negotiations to execute a lease prior to the termination of this Agreement.  If Agenus and MiNK are not able to agree to the terms of a lease prior to the termination of this Agreement, MiNK shall be able to remain in the Agenus facilities for up to an additional six (6) months while the Parties negotiate terms.

12.4.Survival.  Termination of this Agreement shall not relieve the Parties of any obligation that accrued prior to such termination.   Upon termination of this Agreement, the rights and obligations of the Parties under [Article 8 (Ownership of Proprietary Property), Article 6 (Consideration for Services; Taxes; in each case with respect to Services performed prior to the date of termination), Article 9 (Confidentiality), Article 10(Representations and Warranties), Article 11 (Indemnification; Limitation of Liability), Sections 12.3 and 12.4 (Termination), and Sections 13.4, 13.5, 13.6, 13.7, and 13.11   (Miscellaneous) shall survive.

13.	MISCELLANEOUS

13.1.Entire Agreement.  This Agreement, together with its exhibits and any other documents referenced herein, constitutes the entire agreement between the Parties hereto pertaining to the subject matter hereof and supersedes all prior or contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the Parties with respect to such subject matter, including the prior Intercompany Agreement between the Parties dated

Exhibit 10.1

September 10, 2021. This Agreement does not in any respect alter, modify or amend any other unrelated agreements between the Parties.  This Agreement does not supersede and replace the Intercompany IP Agreement except as set forth in Section 8.1.

13.2.Amendment or Modification.  The Parties may not amend or modify this Agreement except by a written instrument executed by the Parties.

13.3.Severability.  In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, such provision shall (to the extent permitted under applicable law) be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law.  The provisions hereof are severable, and in the event any provision hereof should be held invalid or unenforceable in any respect, it shall not invalidate, render unenforceable or otherwise affect any other provision hereof.

13.4.Assignment. Neither Party may transfer or assign this Agreement and/or any of its rights or obligations hereunder without the express written consent of the other Party, provided, however, that no consent shall be required in connection with a transfer by Parent of this Agreement and/or its rights and obligations hereunder to an affiliate, or in connection with the transfer or sale of all or substantially all of a portion of its business to which this Agreement relates, or in the event of its merger or consolidation or change in control or similar transaction. Any attempt to assign this Agreement in violation of this Section shall be null and void.  All the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective permitted transferees and assigns (each of which transferees and assigns shall be deemed to be a Party hereto for all purposes hereof).

13.5.Notices.  Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given (a) when delivered personally or sent by e-mail at the e-mail address below, (b) three (3) business days (as defined as days banks are open in New York, NY) after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (c) one (1) day after deposit with a commercial express courier specifying next day delivery, with written verification or receipt, as follows:

If to Agenus:Agenus Inc.

3 Forbes Road

Lexington, MA USA 02421

Attention: Chief Executive Officer

E-mail: #####

with a copy to:Agenus Inc.

3 Forbes Road

Lexington, MA USA 02421

Attention: Legal Department

E-mail: #####

If to MiNK:MiNK Therapeutics, Inc.

c/o Agenus Inc.

Exhibit 10.1

at the address set forth above

Attention: Chief Executive Officer

Email: ######

With a copy to: MiNK Therapeutics, Inc.

c/o Agenus Inc.

at the address set forth above

Attention: Legal Department

Email: #####

By such notice either Party may change its address for future notices.  Notices delivered in person shall be deemed given on the date delivered.  Notices sent by certified mail or overnight courier shall be deemed given on the date received.

13.6.Interpretation.  Section and subsection headings are not to be considered part of this Agreement, are included solely for convenience, are not intended to be full or accurate descriptions of the content thereof and shall not affect the construction hereof.  No rule of strict construction shall apply to or be used against any Party hereto.

13.7.Third Party Beneficiaries; Not a Joint Venture.  Nothing in this Agreement is intended or shall be construed to entitle any person or entity other than the Parties and their respective transferees and assigns permitted hereby to any claim, cause of action, remedy or right of any kind. Nothing in this agreement establishes a new entity, joint venture or otherwise between the Parties.

13.8.Force Majeure.  Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached the Agreement for failure or delay in fulfilling or performing any term of the Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party including without limitation embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, terrorism, lockouts or other labor disturbances, pandemics, or acts of God. The affected Party shall notify the other Party of such force majeure circumstances as soon as reasonably practical and shall make every reasonable effort to mitigate the effects of such force majeure circumstances.

13.9.Waiver. The waiver by either Party hereto of any right hereunder, or the failure to perform, or a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise.

13.10.Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

13.11.Governing Law.  This Agreement shall be governed by and construed in accordance with the domestic substantive laws of New York, without giving effect to any choice

Exhibit 10.1

or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

[The remainder of this page has been intentionally left blank.]

Exhibit 10.1

IN WITNESS WHEREOF, the Parties, intending to be legally bound hereby, have caused this Agreement to be executed as of the date first above written by their respective officers thereunto duly authorized.

AGENUS INC.

By:  /s/ Garo Armen

Name:Garo Armen, PhD

Title:Chief Executive Officer

MiNK Therapeutics, Inc.

By:  /s/ Jennifer Buell

Name:Jennifer Buell, PhD

Title:Chief Executive Officer